Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Forms S-8 Nos. 333-114809, 333-75164, 333-56376, 333-56378, 333-38426, 333-95367, 333-51175, 333-47951, and 333-47967) of Applied Films Corporation of our report dated September 7, 2004, with respect to the consolidated financial statements of Applied Films Corporation for the year ended June 26, 2004, included in the Annual Report (Form 10-K) for the year ended July 2, 2005.

/s/ Ernst & Young LLP

Denver, Colorado
September 15, 2005